UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 23, 2024

The St. Joe Company

(Exact Name of Registrant as Specified in its Charter)

Florida	1-10466	59-0432511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Richard Jackson Blvd, Suite 200 Panama City Beach, Florida	32407
(Address of Principal Executive Offices)	(Zip Code)

(850) 231-6400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading symbol(s)	Name of Each Exchange on Which Registered
Common Stock	JOE	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On October 23, 2024, The St. Joe Company (the “Company”) issued a press release announcing its financial results for the quarter ended September 30, 2024. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On October 21, 2024, Bruce R. Berkowitz, the Chairman of the Board of Directors (the “Board”) of the Company informed the Company of his intention to retire from the Board, effective October 23, 2024. Mr. Berkowitz’s decision to retire was not as a result of any disagreement with the Company, the Company’s management, or the Board. A copy of Mr. Berkowitz’s retirement letter is attached as Exhibit 99.2.

On October 22, 2024, the Board, upon the recommendation of the Governance and Nominating Committee of the Board, appointed Rhea Goff to serve as a non-independent director of the Company, effective October 23, 2024, for the remainder of the one-year term that will expire at the 2025 annual meeting of shareholders or until her successor is duly elected and qualified.

Ms. Goff, age 44, currently serves as the Company’s Senior Vice President and Chief Administrative Officer. Ms. Goff oversees functions and teams that provide support to the Company’s operating segments. Ms. Goff began working for the Company in 2003 as a Human Resources Assistant at the WaterColor Inn & Resort focusing on human resources for the Company’s hospitality operations in Walton and Bay Counties. In 2005, Ms. Goff’s role expanded to a corporate position managing human resources for the Northwest Florida region. Ms. Goff is now responsible for oversight of all human resources operations throughout the Company. She also oversees Marketing and Information Technology as well as a variety of the Company’s corporate administration, policies, and compliance matters. Ms. Goff earned her bachelor’s degree from Florida State University in 2001. Ms. Goff previously served on the Boards of Seaside Neighborhood School, Seaside School Foundation, and the Bay County Chamber of Commerce. Ms. Goff currently serves on the Boards of the St. Joe Community Foundation, Florida’s Great Northwest, Florida’s Great Northwest Foundation, and the Walton County School District Business Advisory Board. Ms. Goff was also appointed to and serves on the Board of Trustees of Northwest Florida State College and the Florida Commission on Community Service.

There are no arrangements or understandings between Ms. Goff and the Company or any other person pursuant to which she was appointed to the Board. There are no related party transactions between the Company and Ms. Goff that would require disclosure under Item 404(a) of Regulation S-K. Ms. Goff will continue to receive her current compensation but will not receive additional compensation for her role as a director. Ms. Goff is not expected to serve on any of the Board’s standing committees.

ITEM 8.01	OTHER EVENTS.

In connection with Mr. Berkowitz’s retirement from his position as Chairman of the Board, on October 22, 2024, the Board, upon the recommendation of the Governance and Nominating Committee of the Board, also appointed Jorge L. Gonzalez, the Company’s President and Chief Executive Officer, as Chairman of the Board, and Howard S. Frank, an independent director, as Independent Lead Director of the Board, each effective October 23, 2024.

The roles and responsibilities of the Independent Lead Director are set forth in the Company’s Corporate Governance Guidelines, which are available on the Company’s website.

On October 23, 2024, the Board of the Company declared a quarterly cash dividend of $0.14 per share on its common stock, payable on December 6, 2024 to shareholders of record at the close of business on November 7, 2024.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

The following exhibits are furnished as part of the Current Report on Form 8-K.

99.1	Press Release dated October 23, 2024.
99.2	Retirement Letter from Bruce R. Berkowitz dated October 21, 2024.
104	Cover Page Interactive Data File (formatted in Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ST. JOE COMPANY

By:	/s/ Marek Bakun
Marek Bakun
Executive Vice President & Chief Financial Officer

Date: October 23, 2024